UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2014

ENTERPRISE PRODUCTS PARTNERS L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-14323	76-0568219
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1100 Louisiana Street, 10th Floor, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (713) 381-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.  Termination of a Material Definitive Agreement.

Effective as of May 1, 2014, Enterprise Products Operating LLC, a Texas limited liability company ("EPO") and the operating subsidiary of Enterprise Products Partners L.P. ("Enterprise"), elected to terminate EPO's 364-Day Credit Agreement, dated as of June 19, 2013, by and among EPO, as Borrower, the Lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent and Swingline Lender, Citibank, N.A., DNB Bank ASA, New York Branch, JPMorgan Chase Bank, N.A., Mizuho Corporate Bank, Ltd. and The Royal Bank of Scotland Plc, as Co-Syndication Agents, and The Bank of Nova Scotia, SunTrust Bank, The Bank of Tokyo-Mitsubishi UFJ, Ltd., UBS Securities LLC and Royal Bank of Canada, as Co-Documentation Agents (the "364-Day Credit Agreement").  EPO's obligations under the 364-Day Credit Agreement are guaranteed by Enterprise.

Under the terms of the 364-Day Credit Agreement, EPO could borrow up to $1.0 billion at a variable interest rate for a term of 364 days, subject to the terms and conditions set forth therein (including EPO's right to terminate the agreement at any time).  Before giving effect to the early termination described above, any amounts borrowed under the 364-Day Credit Agreement were scheduled to mature on June 18, 2014.  As of the May 1, 2014 termination date, no loans were outstanding under the 364-Day Credit Agreement.

Item 2.02.  Results of Operations and Financial Condition.

On May 1, 2014, Enterprise (NYSE:EPD) issued a press release announcing its financial and operating results for the three months ended March 31, 2014, and will hold a webcast conference call discussing those results.  A copy of the earnings press release is furnished as Exhibit 99.1 to this Current Report, which is hereby incorporated by reference into this Item 2.02.  The webcast conference call will be archived and available for replay on Enterprise's website at www.enterpriseproducts.com for 90 days.

Item 8.01.  Other Events.
Condensed Consolidated Financial Highlights – First Quarter 2014 Results (Unaudited)
On May 1, 2014, Enterprise announced its consolidated financial results for the three months ended March 31, 2014.  The following table presents condensed consolidated financial highlights for the periods and at the dates indicated (dollars in millions, except per unit amounts):
	For the Three Months Ended March 31
	2014	2013
	(Unaudited)
Selected Income Statement Data:
Revenues	$12,909.9	$11,383.1
Costs and expenses	11,933.7	10,469.9
Equity in income of unconsolidated affiliates	56.5	44.5
Operating income	1,032.7	957.7
Interest expense	220.9	195.9
Provision for income taxes	4.8	6.4
Net income	806.7	755.3
Net income attributable to noncontrolling interests	7.9	1.8
Net income attributable to limited partners	798.8	753.5

Earnings per unit, fully diluted	$0.85	$0.83

Non-GAAP Gross Operating Margin by Segment:
NGL Pipelines & Services	$780.0	$592.5
Onshore Natural Gas Pipelines & Services	220.4	190.8
Onshore Crude Oil Pipelines & Services	159.7	236.4
Offshore Pipelines & Services	39.3	40.5
Petrochemical & Refined Products Services	130.4	170.9
Total gross operating margin	$1,329.8	$1,231.1

	March 31,	December 31,
	2014	2013
	(Unaudited)
Selected Balance Sheet Data:
Cash and cash equivalents (unrestricted)	$988.4	$56.9
Total assets	40,990.5	40,138.7
Total debt principal outstanding, including current maturities	18,382.7	17,357.7
Partners' equity	15,438.9	15,214.8
Noncontrolling interests	223.1	225.6

For the first quarter of 2014, distributions received from unconsolidated affiliates were $72 million and depreciation, amortization and accretion expenses totaled $320 million.  In addition, during the first quarter of 2014, our total capital spending was approximately $980 million, of which $78 million was attributable to sustaining capital projects.  We received $96 million from the sale of assets and insurance recoveries during the first quarter of 2014.

The foregoing information has not been reviewed by our independent auditors and is subject to revision as we prepare our unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2014.  This information is not a comprehensive statement of our financial results for the quarterly period ended March 31, 2014, and our actual results may differ materially from these estimates as a result of the completion of our financial closing process, final adjustments (if any) and other developments arising between now and the time that our financial results for the three months ended March 31, 2014 are finalized.

Earnings per unit amounts discussed in this Item 8.01 are on a fully diluted basis.

Highlights of First Quarter of 2014 Results.  Net income for the first quarter of 2014 was $807 million versus $755 million for the first quarter of 2013.  Net income attributable to limited partners for the first quarter of 2014 was $0.85 per unit on a fully diluted basis compared to $0.83 per unit on a fully diluted basis for the first quarter of 2013.  Net income for the first quarters of 2014 and 2013 included net gains attributable to asset sales and insurance recoveries of approximately $90 million, or $0.10 per unit on a fully diluted basis, and $64 million, or $0.07 per unit on a fully diluted basis, respectively.  Net income for the first quarters of 2014 and 2013 included non-cash charges for impairments of certain assets of $9 million, or a loss of $0.01 per unit on a fully diluted basis, and $11 million, or a loss of $0.01 per unit on a fully diluted basis, respectively.

Gross operating margin for the first quarter of 2014 was $1.3 billion compared to $1.2 billion for the first quarter of 2013.  The following information highlights significant changes in our comparative segment results (i.e., gross operating margin amounts) and the primary drivers of such changes.

NGL Pipelines & Services – Gross operating margin for the NGL Pipelines & Services segment was a record $780 million for the first quarter of 2014 compared to $593 million for the same quarter of 2013.

Enterprise's natural gas processing and related natural gas liquids ("NGL") marketing business generated gross operating margin of $349 million for the first quarter of 2014 compared to $270 million for the first quarter of 2013.  This business benefitted from the expansion of the partnership's liquefied petroleum gas ("LPG") export terminal and our Yoakum natural gas processing plant in South Texas, which both began operations in March 2013; a 12 percent increase in equity NGL production; and a 4 percent increase in fee-based processing volumes.  Enterprise's natural gas processing plants reported record fee-based processing volumes of 4.7 billion cubic feet per day ("Bcfd") in the first quarter of 2014 compared to 4.5 Bcfd in the first quarter of 2013.  Enterprise's equity NGL production was 137 thousand barrels per day ("MBPD") for the first quarter of 2014 compared to 122 MBPD for the first quarter of 2013.  Fee-based natural gas processing volumes and equity NGL production from the partnership's processing plants in South Texas increased by 0.2 Bcfd and 14 MBPD, respectively, in the first quarter of 2014 compared to the first quarter of 2013.

Gross operating margin from the partnership's NGL pipelines and storage business increased $58 million, or 25 percent, to $290 million for the first quarter of 2014 from $232 million for the first quarter of 2013.  NGL pipeline volumes increased by 302 MBPD, or 12 percent, in the first quarter of 2014 to 2.8 million barrels per day ("MMBPD") compared to the first quarter of 2013.  The partnership's ATEX  pipeline began commercial service in January 2014 and generated gross operating margin of $31 million for the first quarter of 2014.  The South Texas NGL pipeline systems reported a $12 million increase in gross operating margin on a 137 MBPD increase in volume, primarily due to Eagle Ford shale production growth.

 The Mid-America and Seminole NGL pipeline systems reported an $11 million increase in gross operating margin in the first quarter of 2014 compared to the same quarter of 2013 due to higher revenues from deficiency fees, an increase in tariffs and an 8 MBPD increase in volume, which was partially offset by higher operating expenses due in part to an increase in propane volume.  Volumes on the Mid-America and Seminole pipelines increased by approximately 16 MBPD attributable to greater demand for propane in the first quarter of 2014 compared to the same quarter in 2013 due to colder weather than normal, but was offset by lower recoveries of ethane.

Enterprise's NGL fractionation business reported gross operating margin of $141 million for the first quarter of 2014 compared to $91 million reported for the first quarter of last year.  The partnership's fractionators at Mont Belvieu generated $45 million of this increase in gross operating margin primarily attributable to a 97 MBPD increase in volume as Fractionators VII and VIII began commercial operations during the fourth quarter of 2013.  Fractionation volumes for the first quarter of 2014 increased 12 percent to a record 792 MBPD compared to the same quarter in 2013.

Onshore Natural Gas Pipelines & Services – Enterprise's Onshore Natural Gas Pipelines & Services segment reported a $29 million increase in gross operating margin to $220 million for the first quarter of 2014 compared to $191 million for the first quarter of 2013.  Total onshore natural gas pipeline volumes were 12.5 trillion British thermal units per day ("TBtud") in the first quarter of 2014 compared to 13.1 TBtud in the first quarter of 2013.

The Texas Intrastate system reported a $20 million increase in gross operating margin for the first quarter of 2014 compared to the first quarter of last year primarily due to higher revenues and volumes.  Gross operating margin from natural gas marketing activities increased $19 million for the first quarter of 2014 compared to the first quarter of 2013 primarily due to higher natural gas sales margins.  Aggregate gross operating margin for the Haynesville, Jonah and Piceance Basin gathering systems declined by $10 million and aggregate volume on these systems declined by 0.5 TBtud in the first quarter of 2014 compared to the first quarter of 2013 due to the effects of reduced drilling activities and  production declines in the regions served by these systems.

Onshore Crude Oil Pipelines & Services – Gross operating margin from the partnership's Onshore Crude Oil Pipelines & Services segment decreased by $76 million to $160 million for the first quarter of 2014 from $236 million for the first quarter of 2013.  Total onshore crude oil pipeline volumes increased 28 percent to 1.3 MMBPD for the first quarter of 2014 from 981 MBPD for the first quarter of 2013.  Enterprise's South Texas and West Texas crude oil pipeline systems and Eagle Ford joint venture pipeline reported an aggregate $42 million increase in gross operating margin in the first quarter of 2014 compared to the first quarter of 2013 on a 176 MBPD increase in volume.

Enterprise's crude oil marketing business reported a $111 million decrease in gross operating margin in the first quarter of 2014 compared to the first quarter of 2013 due to lower margins that were primarily caused by the substantial decrease in regional price spreads for crude oil.  For example, the average indicative price spread between the benchmark Louisiana Light Sweet and West Texas Intermediate crude oil was $19.56 per barrel for the first quarter of 2013 compared to $5.75 per barrel for the first quarter of 2014.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment decreased $41 million to $130 million for the first quarter of 2014 compared to $171 million for the first quarter of 2013.

Gross operating margin for Enterprise's octane enhancement and high-purity isobutylene business decreased $38 million in the first quarter of 2014 compared to the same quarter in 2013.  The octane enhancement plant was down for 70 days in the first quarter of 2014 due to its annual turnaround and unscheduled maintenance.  By comparison, the octane enhancement plant was only down for 18 days in the first quarter of 2013 to complete its annual turnaround, which began in December 2012.  Total plant production volumes were 6 MBPD in the first quarter of 2014 compared to 16 MBPD for the first quarter of 2013.

The partnership's propylene business reported gross operating margin of $49 million for the first quarter of 2014 compared to $35 million for the first quarter of 2013 primarily due to higher sales margins.  Propylene fractionation volumes were 73 MBPD for the first quarter of 2014 compared to 69 MBPD in the first quarter of 2013.

Enterprise's refined products pipelines and related services business reported gross operating margin of $43 million for the first quarter of 2014 compared to $57 million for the first quarter of 2013.  This decrease was primarily due to a $17 million benefit related to a reduction to a provision for future pipeline capacity obligations that was recorded in the first quarter of 2013.  Total pipeline volumes for this business were 570 MBPD for the first quarter of 2014 compared to 545 MBPD for the first quarter of 2013.

Enterprise's butane isomerization business reported gross operating margin of $22 million in the first quarter of 2014 compared to $23 million in the first quarter of 2013.  Butane isomerization volumes were 80 MBPD for the first quarter of 2014 compared to 85 MBPD for the first quarter of 2013.

Enterprise's marine transportation and other services business reported $16 million of gross operating margin for the first quarter of 2014 compared to $18 million for the same quarter of 2013.

Offshore Pipelines & Services – Gross operating margin for the Offshore Pipelines & Services segment was $39 million for the first quarter of 2014 compared to $41 million for the same quarter of 2013.

Gross operating margin from Enterprise's offshore crude oil pipeline business was $26 million for the first quarter of 2014 compared to $21 million for the first quarter of 2013.  Total offshore crude oil pipeline volumes increased 14 percent to 335 MBPD in the first quarter of 2014 from 294 MBPD for the first quarter of 2013.

The Independence Hub platform and Independence Trail pipeline reported aggregate gross operating margin of $9 million for the first quarter of 2014 compared to $14 million for the first quarter of 2013 attributable to lower volumes.  Natural gas volumes on the Independence Trail pipeline were 213 billion British thermal units per day ("BBtud") for the first quarter of 2014 compared to 327 BBtud in the first quarter of 2013.  Total offshore natural gas pipeline volumes (including those for Independence Trail) were 569 BBtud for the first quarter of 2014 compared to 733 BBtud in the first quarter of 2013.

Non-GAAP Financial Measure. We evaluate segment performance based on the non-generally accepted accounting principle, or non-GAAP, financial measure of gross operating margin.  Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations.  This measure forms the basis of our internal financial reporting and is used by our executive management in deciding how to allocate capital resources among business segments.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.  The GAAP financial measure most directly comparable to total segment gross operating margin is operating income.

The following table presents a reconciliation of total segment gross operating margin to operating income and further to income before income taxes for the periods indicated (dollars in millions):

Enterprise Products Partners L.P.
Gross Operating Margin – UNAUDITED
($ in millions)
	For the Three Months Ended March 31,
	2014	2013
Total gross operating margin (non-GAAP)	$1,329.8	$1,231.1
Adjustments to reconcile non-GAAP gross operating margin to GAAP operating income:
Subtract depreciation, amortization and accretion expense amounts not reflected in gross operating margin	(301.4)	(276.8)
Subtract impairment charges not reflected in gross operating margin	(8.8)	(11.0)
Add gains attributable to asset sales and insurance recoveries not reflected in gross operating margin	89.6	63.9
Subtract non-refundable deferred revenues attributable to shipper make-up rights on new pipeline projects included in gross operating margin	(23.3)	--
Subtract general and administrative costs not reflected in gross operating margin	(53.2)	(49.5)
Operating income (GAAP)	$1,032.7	$957.7

In total, gross operating margin represents operating income exclusive of (1) depreciation, amortization and accretion expenses; (2) impairment charges, (3) gains and losses attributable to asset sales and insurance recoveries and (4) general and administrative costs.  In addition, gross operating margin includes equity in income of unconsolidated affiliates and non-refundable deferred transportation revenues relating to the make-up rights of committed shippers associated with certain pipelines.  Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions.  In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.  Gross operating margin is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.

Significant Recent Developments

Plans to Construct Ethane Export Facility on Texas Gulf Coast

In April 2014, we announced plans to construct a fully refrigerated ethane export facility on the Gulf Coast.  We have executed long-term contracts to support development of the facility, which is expected to have an aggregate loading rate of approximately 10,000 barrels per hour, or up to 240 MBPD.  We expect the ethane export facility to begin operations in the third quarter of 2016.

This facility will provide new markets for domestically-produced ethane, and will assist U.S. producers in increasing their associated production of natural gas and crude oil.  We estimate that U.S. ethane production capacity currently exceeds U.S. demand by 300 MBPD and could exceed demand by up to 700 MBPD by 2020, after considering the estimated incremental demand from new ethylene facilities that have been announced.
The ethane export facility will be integrated with our Mont Belvieu complex, which includes over 650 MBPD of NGL fractionation capacity and 100 million barrels ("MMBbls") of NGL storage capacity.  Our Mont Belvieu complex receives NGL supplies from several major producing basins across the U.S., including the Marcellus and Utica Shales via our recently completed Appalachia-to-Texas Express ("ATEX") pipeline.  We believe that our integrated NGL system offers supply assurance and diversification for the ethane export facility.
Front Range Pipeline Begins Operations

Our Front Range Pipeline commenced operations in February 2014.  This 435-mile pipeline transports NGLs originating from the Denver-Julesburg production basin in Weld County, Colorado to Skellytown, Texas in Carson County.  With connections to our Mid-America Pipeline System and Texas Express Pipeline, the Front Range Pipeline provides producers in the Denver-Julesburg basin with access to the Gulf Coast, which is the largest NGL market in the U.S.  Initial throughput capacity for the Front Range Pipeline is 150 MBPD, which could be expanded to approximately 230 MBPD with certain system modifications.  The Front Range Pipeline is owned by Front Range Pipeline LLC, which is a joint venture among us and affiliates of DCP Midstream Partners LP and Anadarko Petroleum Corporation.  We operate the Front Range Pipeline and own a one-third member interest in Front Range Pipeline LLC.

ATEX Pipeline Begins Operations

Our ATEX pipeline commenced operations in January 2014.  The ATEX pipeline transports ethane southbound from NGL fractionation plants located in Pennsylvania, West Virginia and Ohio to our Mont Belvieu storage complex.  The ethane extracted by these fractionation facilities originates from the Marcellus and Utica Shale production areas.  In addition to newly constructed pipeline segments, significant portions of the ATEX pipeline consist of segments that were formerly used in refined products transportation service by our TE Products Pipeline.  Initial throughput capacity for the ATEX pipeline is 125 MBPD, which could be expanded to approximately 265 MBPD with certain system modifications.

ATEX terminates at our Mont Belvieu storage complex, which includes approximately 110 MMBbls of NGL and petroleum liquid storage capacity and an extensive pipeline distribution system.  With the addition of our Aegis Ethane Pipeline (currently under construction), we will link Marcellus and Utica Shale-produced ethane to existing ethylene production facilities along the U.S. Gulf Coast and provide supply security to support construction of new third-party ethylene plants currently planned in Texas and Louisiana.  Also, ethane volumes delivered to Mont Belvieu via ATEX may support our recently announced ethane export facility.

Expansion of Houston Ship Channel LPG Export Terminal

We provide customers with LPG export services at our marine terminal located on the Houston Ship Channel.  This terminal has the capability to load cargoes of fully refrigerated, low-ethane propane and/or butane onto multiple tanker vessels simultaneously.  In March 2013, we completed an expansion project at this terminal that increased its loading capability from 4.0 MMBbls per month to 7.5 MMBbls per month.  Our LPG export services continue to benefit from increased NGL supplies produced from domestic shale plays such as the Eagle Ford Shale and strong international demand for propane as a feedstock in ethylene plant operations and for power generation and heating purposes.

In September 2013, we announced an expansion project at this LPG export terminal that is expected to increase its ability to load cargoes from 7.5 MMBbls per month to approximately 9.0 MMBbls per month.  This expansion project is expected to be completed in the first quarter of 2015.

In January 2014, we announced a further expansion of this LPG export terminal that is expected to increase its ability to load cargoes from approximately 9.0 MMBbls per month to in excess of 16.0 MMBbls per month.  Once this expansion project is completed, we expect our maximum loading capacity at this export terminal will be approximately 27,000 barrels per hour.  This expansion project is supported by a 50-year service agreement with Oiltanking Partners, L.P., which has agreed to provide additional dock space and related services to us at the terminal site.  The expanded LPG export terminal is expected to be in service by the end of 2015 and is supported by long-term LPG export agreements.

Mid-America Pipeline System's Rocky Mountain Expansion Project Begins Operations

In January 2014, we announced the completion of an expansion project involving the Rocky Mountain pipeline of our Mid-America Pipeline System.  This expansion project involved looping 265 miles of the Rocky Mountain pipeline, as well as related pump station modifications, which increased transportation capacity on the pipeline from approximately 275 MBPD to 350 MBPD (after taking into account shipper commitments to the expansion project). This expansion project was built to accommodate growing natural gas and NGL production from major supply basins in Colorado, New Mexico, Utah and Wyoming.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

99.1	Enterprise Products Partners L.P. earnings press release dated May 1, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE PRODUCTS PARTNERS L.P.
By: Enterprise Products Holdings LLC, its General Partner

Date: May 1, 2014	By:	/s/ Michael J. Knesek
	Name:	Michael J. Knesek
	Title:	Senior Vice President, Controller and Principal Accounting Officer of Enterprise Products Holdings LLC

Exhibit Index

Exhibit No.	Description

99.1	Enterprise Products Partners L.P. earnings press release dated May 1, 2014.